FORM 15

                          SECURITIES AND EXCHANGE COMMISSION
                                            Washington, D.C. 10549

                               Certification and Notice of Termination of
                                       Registration under Section 12(g)
           Of the Securities and Exchange Act of 1934 or Suspension of Duty to
                            File Reports Under Sections 13 and 15(d) of the
                                       Securities Exchange Act of 1934

                                      Commission File Number 0-14139

                                     VWR Scientific Products Corporation
                        (Exact name of registrant as specified in its charter)

                                                1310 Goshen Parkway
                                              West Chester, PA 19380
                                                  (610) 431-1700
                  (Address, including zip code, and telephone number, including area code of registrant's principal executive offices)

                                   Common Stock, par value $1.00 per share;
                       (Title of each class of securities covered by this Form)

                                                                   N/A
                    (Titles of all other classes of securities for which a duty to file reports under Section 13(a) or 15(d) remains)

Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

Rule 12g-4(a)(1)(i)        x                        Rule 12h-(3)(b)(1)(ii)
Rule 12g-4(a)(1)(ii)                                 Rule 12h-(3)(b)(2)(i)
Rule 12g-4(a)(2)(i)                                  Rule 12h-(3)(b)(2)(ii)
Rule 12g-4(a)(2)(ii)                                 Rule 15d-6
Rule 12h-(3)(b)(1)(i)



Approximate number of holders of record as of the certification or notice date:
 Common Stock, par value $1.00 per share: 1

Pursuant to the requirements of the Securities Exchange Act of 1934, VWR Scientific Products Corporation has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.

DATE:  July 23, 1999                By:  /s/ David M. Bronson
                                                            David M. Bronson


(..continued)



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